As filed with the Securities and Exchange Commission on March 29, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

CYCLERION THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	83 1895370
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

301 Binney Street, Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Cyclerion Therapeutics, Inc. 2019 Equity Incentive Plan

Cyclerion Therapeutics, Inc. 2019 Employee Stock Purchase Plan

Cyclerion Therapeutics, Inc. Amended and Restated 2010 Employee, Director and Consultant Equity Incentive Plan

Cyclerion Therapeutics, Inc. Amended and Restated 2005 Stock Incentive Plan
(Full titles of the plans)

William Huyett
301 Binney Street
Cambridge, Massachusetts 02142

(Name and address of agent for service)

(857) 327-8778

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Paul Kinsella	Lawrence Miller
Ropes & Gray LLP	Cyclerion Therapeutics, Inc.
Prudential Tower	General Counsel
800 Boylston Street	301 Binney Street
Boston, Massachusetts 02199	Cambridge, Massachusetts 02142
(617) 951-7000	(857) 327-8778

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	2,500,000	(3)	$14.50	$36,250,000.00	$4,393.50
Common Stock	400,000	(4)	$14.50	$5,800,000.00	$702.96
Common Stock	8,200,000	(5)	$14.50	$118,900,000.00	$14,410.68
Common Stock	250,000	(6)	$14.50	$3,625,000.00	$439.35
TOTAL	11,350,000			$164,575,000.00	$19,946.49

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may be issued to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(2) Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average high and low prices of the Common Stock trading on a “when issued” basis as reported by the Nasdaq Global Select Market on March 22, 2019.

(3) Represents shares of Common Stock authorized for issuance under the Cyclerion Therapeutics, Inc. 2019 Equity Incentive Plan (the “2019 Incentive Plan”).

(4) Represents shares of Common Stock authorized for issuance under the Cyclerion Therapeutics, Inc. 2019 Employee Stock Purchase Plan (the “2019 ESPP”).

(5) Represents shares of Common Stock authorized for issuance under the Cyclerion Therapeutics, Inc. Amended and Restated 2010 Employee, Director and Consultant Equity Incentive Plan (the “2010 Plan”).

(6) Represents shares of Common Stock authorized for issuance under the Cyclerion Therapeutics, Inc. Amended and Restated 2005 Stock Incentive Plan (the “2005 Plan” and, together with the 2019 Incentive Plan, the 2019 ESPP and the 2010 Plan, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information required by Part I of Form S-8.  The documents containing the information specified by Part I will be delivered to the participants of the Plans as required by Rule 428(b).  Such documents are not being filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed by Cyclerion Therapeutics, Inc. (the “Registrant”) with the SEC are incorporated herein by reference:

(1) The Registrant’s Registration Statement on Form 10 (File No. 001-38787), as filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 11, 2019 (the “Form 10”);

(2) The Registrant’s Current Report on Form 8-K (File No. 001-38787) filed with the SEC on March 19, 2019; and

(3) The description of the Registrant’s Common Stock contained in the Information Statement filed with the SEC as Exhibit 99.1 to the Form 10, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s restated articles of organization contain provisions that limit the liability of its directors for damages for any breach of fiduciary duty to the fullest extent permitted by law.  The Registrant’s amended and restated bylaws also provide that it will indemnify, and advance funds to and reimburse expenses of, its directors and officers that have been appointed by its board of directors to the fullest extent permitted by law, and that it may indemnify, and advance funds to and reimburse expenses of, such other officers and employees as determined by its board of directors.  The right of indemnification provided under the Registrant’s amended and restated bylaws is in addition to and not exclusive of any other rights to which any of its directors, officers or any other persons may otherwise be lawfully entitled.  The Registrant expects to enter into indemnification agreements with its directors and executive officers, and it will carry insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Part 8 of the Business Corporation Act of the Commonwealth of Massachusetts, (the “MBCA”), authorizes the provisions, described above, that are contained in the Registrant’s restated articles of organization and amended and restated bylaws.  In addition, Sections 8.30 and 8.42 of the MBCA provide that if an officer or director discharges his or her duties in good faith and with the care that a person in a like position would reasonably exercise under similar circumstances and in a manner the officer or director reasonably believes to be in the best interests of the corporation, he or she will not be liable for such action.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit Number	Description

4.1	Restated Articles of Organization of Cyclerion Therapeutics, Inc.
4.2	Amended and Restated Bylaws of Cyclerion Therapeutics, Inc.
4.3	Cyclerion Therapeutics, Inc. 2019 Employee Stock Purchase Plan
4.4	Cyclerion Therapeutics, Inc. 2019 Equity Incentive Plan
4.5	Cyclerion Therapeutics, Inc. Amended and Restated 2010 Employee, Director and Consultant Equity Incentive Plan
4.6	Cyclerion Therapeutics, Inc. Amended and Restated 2005 Stock Incentive Plan
5.1	Opinion of Ropes & Gray LLP
23.1	Consent of Ernst & Young, LLP
23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included on the signature page in Part II)

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, on the 29th day of March, 2019.

CYCLERION THERAPEUTICS, INC.

By:	/s/ WILLIAM HUYETT
	Name:	William Huyett
	Title:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Hecht, William Huyett and Larry Miller, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments including any post-effective amendments and supplements to this Registration Statement on Form S-8 of Cyclerion Therapeutics, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ WILLIAM HUYETT	President and Director (Principal Executive Officer)	March 29, 2019
William Huyett

/s/ GINA CONSYLMAN	Treasurer, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	March 29, 2019
Gina Consylman

/s/ MARSHA FANUCCI	Director	March 29, 2019
Marsha Fanucci